EXHIBIT 99.1

PEDEVCO Reports Second Quarter 2026 Results

Revenue and Net Income Increase QoQ and YoY

Adjusted EBITDA of $18.7 Million for the Quarter

Enhanced Development Plan Expected to Drive Future Growth

HOUSTON, August 13, 2026 (GLOBE NEWSWIRE) — PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”), a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region, today reported unaudited financial results for the second quarter ended June 30, 2026.

Financial & Operational Highlights

($000s except as noted)	Q2 2026	Q2 2025	Q1 2026	Change YoY	Change QoQ
Average Daily Production (Boe/d)	6,801	1,517	8,091	+348%	(16)%
Revenue	$46,113	$6,972	$40,222	+561%	+15%
Net Income (Loss)	$17,454	$(1,676)	$(25,627)	NM(2)	NM(2)
Adjusted EBITDA(1)	$18,669	$3,032	$18,138	+516%	+3%

(1) Adjusted EBITDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Information” and the reconciliation table at the end of this release. Note that the Company’s prior earnings release for the quarter ended March 31, 2026 excluded realized losses on derivative contracts from its calculation of Adjusted EBITDA. Commencing with the quarter ended June 30, 2026, the Company includes such realized losses in its calculation of Adjusted EBITDA, and the first quarter 2026 amount presented above has been recast on that same basis for comparative purposes. Adjusted EBITDA for the quarter ended March 31, 2026 was $21.5 million as previously reported and is $18.1 million as recast.

(2) “NM” means “Not Meaningful.”

•

Second quarter 2026 production increased 348% to 618,912 Boe (average 6,801 Boe/d), compared to 138,028 Boe (1,517 Boe/d) in the second quarter of 2025, reflecting the contribution from the asset base acquired in the Q4 2025 merger along with production added from the 2025 development plan.

•	Oil and gas revenue increased 561% to $46.1 million, compared to $7.0 million in the prior year period, driven by significantly higher production volumes and a higher average realized oil price.

•

Second quarter 2026 net income of $17.5 million or $1.31 per common share, compared to a net loss of $1.7 million or $(0.37) per share in the second quarter of 2025, reflecting higher operating income from the expanded asset base and $5.0 million of net income on derivative contracts.

•

Adjusted EBITDA increased 516% to $18.7 million, compared to $3.0 million in the second quarter of 2025, reflecting higher production volumes from the expanded asset base and a higher average realized oil price.

•

Development program commenced with recent completion of a previously-drilled well in the DJ Basin. Further development of the Company’s extensive drilling inventory is expected to generate significant future production and cash flow growth, while maintaining focus on low leverage and balance sheet strength.

1

Management Commentary

J. Douglas Schick, President and Chief Executive Officer of PEDEVCO, commented:

“Our second quarter results demonstrate the earnings power of the platform we’ve assembled. Oil prices were constructive in the quarter, but the durable story is scale — a larger, more diversified asset base with materially greater cash-generating capacity, now translating into financial performance and balance sheet strength ahead of our original expectations. We reduced borrowings under our credit facility from $98 million at March 31, 2026 to $85 million at June 30, 2026, and over the first half of the year cut our working capital deficit, excluding hedge mark-to-market, by approximately $25 million. With approximately $12.1 million of cash and restricted cash at quarter end, net debt stood at approximately $73 million(3). On the strength of $36.8 million of Adjusted EBITDA in the first half of the year and a strong balance sheet, we plan to execute our 2nd half 2026 development plan we have been working on since the closing of our October 2025 merger.”

"Over the past several months, we have conducted extensive analysis on our hundreds of thousands of acres, and we are now putting that capacity to work. We have recently completed a previously-drilled well in the DJ Basin, and over the next several months, we plan to drill or participate in over 20 gross wells across our asset base. We expect this program to add a material amount of production in late 2026 continuing into 2027. This is a disciplined program built to grow production and cash flow while preserving a strong balance sheet and creating long-term value for our shareholders."

(3) Net debt is a non-GAAP measure representing total debt outstanding under the Company’s Senior Secured Revolving Credit Facility ($85.0 million at June 30, 2026) less cash and restricted cash ($12.1 million) as of the same date. Net debt is not a measure of liquidity or performance calculated in accordance with GAAP, has no standardized meaning, and may not be comparable to similarly titled measures used by other companies.

Second Quarter Financial Summary

Revenue. Total crude oil, natural gas and NGL revenues for the three-month period ended June 30, 2026 increased 561% to $46.1 million, compared to $7.0 million for the prior year period. The increase was primarily driven by higher production volumes reflecting the consolidation of the assets acquired in the October 2025 merger with certain portfolio companies controlled by Juniper Capital Advisors, L.P. (the “Juniper Merger”), together with a higher average realized oil price. Of the $39.1 million increase, $35.8 million was attributable to higher sales volumes and $3.3 million to higher realized pricing.

Lease Operating Expenses. Lease operating costs were $16.4 million for the second quarter of 2026, compared to $2.8 million for the prior year period, primarily as a result of operating costs from the acquired assets, compared to no contribution from those assets in the prior year period, as the Juniper Merger closed on October 31, 2025.

General and Administrative Expenses. Total G&A expenses (including share-based compensation) increased 101% to $3.4 million, compared to $1.7 million for the prior year period, primarily due to additional payroll expenses associated with the Juniper Merger and higher legal and audit fees due to the growth of the Company.

Depreciation, Depletion, Amortization and Accretion. DD&A increased by $6.3 million to $10.2 million for the three months ended June 30, 2026, compared to the prior year period, driven by higher production volumes and a significantly expanded asset base following the Juniper Merger.

Net Income (Loss) on Derivative Contracts. The Company recognized net income of $5.0 million on its derivative contracts. Although the Company recorded $8.1 million in realized settlement losses during the three months ended June 30, 2026, these settlement losses were more than offset by a non-cash unrealized gain on derivative contracts of $13.1 million, primarily due to the decrease in commodity pricing from March 31, 2026 to June 30, 2026 related to unsettled periods.

2

Interest Expense. The Company incurred $2.0 million of interest expense, consisting of $1.8 million in interest on borrowings under its credit facility and $0.2 million in amortization of deferred financing costs, compared to no interest expense in the prior year period as the Company carried no debt prior to the Juniper Merger.

Net Income (Loss). The Company reported net income of $17.5 million or $1.31 per common share for the three months ended June 30, 2026, compared to a net loss of $1.7 million or $(0.37) per share for the prior year period, primarily reflecting higher operating income and $5.0 million of net income on derivative contracts.

Adjusted EBITDA. Adjusted EBITDA was $18.7 million for the three months ended June 30, 2026, compared to $3.0 million in the prior year period, reflecting a significant increase driven by higher production volumes from the assets acquired in the Juniper Merger and a higher average realized oil price.

Production and Realized Price Summary

	Quarter Ended	Quarter Ended
	06/30/2026	06/30/2025	% Change
Production Volumes:
Crude Oil (Bbls)	450,607	100,249	349%
Natural Gas (Mcf)	512,805	119,493	329%
NGL (Bbls)	82,838	17,863	364%
Total (Boe)	618,912	138,028	348%
Average Daily (Boe/d)	6,801	1,517	348%

Average Realized Prices:
Crude Oil ($/Bbl)	$94.07	$61.65	53%
Natural Gas ($/Mcf)	$2.10	$2.70	(22%)
NGL ($/Bbl)	$31.98	$26.25	22%

Operational Update

Second quarter 2026 production of 618,912 Boe, or 6,801 Boe/d, was in line with the Company’s internal plan. On a sequential basis, production declined as expected (16% quarter on quarter), as the first quarter benefited from the timing of the D-J Basin wells brought online in late 2025. During the quarter, the Company continued to identify cost savings and operational efficiencies across its asset base, which the Company expects will support continued performance through the balance of the year.

D-J Basin. The Company holds approximately 88,605 net acres and holds interests in 74 gross (66.9 net) operated wells and 110 gross (12.5 net) non-operated wells in the D-J Basin. During the second quarter, the Company continued to advance its field optimization program and completed its planned first-half participation in 10 non-operated wells with working interests ranging from 1.1% to 6.3%. Following quarter-end, the Company completed its previously disclosed D-J Basin DUC, the Hastings well, with first production expected in early August. Certain nearby wells were temporarily shut-in during completion operations, and the Company also accelerated several optimization projects into the third quarter. As a result, production is expected to be lower in July before improving as affected wells return to service and the Hastings well begins contributing.

3

Powder River Basin (“PRB”). The Company holds approximately 202,100 net acres and holds interests in 156 gross (135.4 net) wells in the PRB, of which 16 gross (1.4 net) are non-operated. During the quarter, certain permitting-related matters affecting Wyoming acreage were resolved, improving the Company’s ability to advance portions of the asset toward development. Production in the area is stable and provides a strong base for growth from development of our properties in 2026 and beyond.

Permian Basin. The Company holds approximately 14,505 net acres and holds interests in 38 gross (34.5 net) wells in the Permian Basin, all of which the Company operates. The asset continued to provide a stable production base during the second quarter. The Company remained focused on operating efficiency and continued to evaluate lift conversions, well interventions and other optimization opportunities designed to reduce operating costs and improve margins.

Liquidity and Capital Structure

As of June 30, 2026, the Company had cash of $10.8 million and restricted cash of $1.3 million. During the quarter, revolver borrowings under the Company’s Senior Secured Revolving Credit Facility declined to $85.0 million from $98.0 million as of March 31, 2026. Working capital deficit, excluding derivative contract assets and liabilities, was $8.6 million at June 30, 2026, compared to $34.1 million at December 31, 2025, a decrease of $25.5 million, consistent with the improvement described above. As of June 30, 2026, the Company also had $40.0 million of additional availability under the A&R Credit Agreement.

Earnings Conference Call

PEDEVCO management will host a conference call today, Thursday, August 13, 2026, at 5:00 p.m. Eastern time to discuss its financial results for the second quarter ended June 30, 2026, followed by a question-and-answer period.

Date: Thursday, August 13, 2026

Time: 5:00 p.m. Eastern time

Dial-in registration link: here

Webcast registration link: here

The conference call will also be available for replay in the Events section of the Company’s website, along with the transcript, at https://www.pedevco.com/investors.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED) is a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region. The Company’s principal assets include its D-J Basin assets in southeastern Wyoming and northern Colorado, its Powder River Basin assets in northeastern Wyoming, and its Permian Basin assets in eastern New Mexico, collectively representing over 300,000 net acres. PEDEVCO is headquartered in Houston, Texas. More information about PEDEVCO can be found at www.pedevco.com.

4

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those expressed or implied. Forward-looking statements in this release include, but are not limited to, statements regarding the Company’s second-half 2026 development program, including planned capital investment, well count and the timing and expected contribution of first production, expected benefits of the Juniper Merger including cost savings and operational synergies, expected operational efficiencies and cost reductions, expected production levels, including expected third-quarter production cadence and the expected contribution of the Hastings well, development plans, permitting and other regulatory matters affecting the Company’s acreage, estimated reserves, and the Company’s ability to fund its operations and service its obligations. Factors that could cause actual results to differ include, among others: volatility in oil and natural gas prices; the Company’s ability to successfully integrate the acquired operations; the Company’s ability to service its credit facility obligations; results of development and production activities; changes in operating costs; regulatory developments including those affecting federal and state leases; availability and costs of services and materials; and the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, its Quarterly Reports on Form 10-Q, and other filings with the SEC. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date of this release.

Use of Non-GAAP Financial Information

This press release includes EBITDA and Adjusted EBITDA, which are presented as supplemental measures of the Company’s performance. These are not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance.

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, impairment of oil and gas properties, unrealized (gain) loss on derivative contracts, gain on sale of oil and gas properties, merger acquisition costs, and note receivable – credit loss. The Company believes these measures provide additional useful information to investors and are frequently used by analysts, investors and other interested parties to evaluate companies in the oil and gas industry. Management uses Adjusted EBITDA to evaluate the Company’s operating performance and cash-generating capacity across periods on a consistent basis, to assist in capital allocation decisions and to facilitate comparisons with other companies in the oil and gas industry, some of which calculate similarly titled measures differently. However, EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP. Additionally, the Company’s calculation of these measures may differ from similarly titled measures used by other companies. A reconciliation of net (loss) income to Adjusted EBITDA is provided at the end of this release. The most directly comparable GAAP measure is net (loss) income, which is presented with equal or greater prominence in this release.

5

PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash	$10,805	$3,222
Restricted cash	1,337	-
Accounts receivable – oil and gas	24,010	25,666
Inventory	141	61
Derivative contract assets, current	3,347	8,368
Prepaid expenses and other current assets	180	434
Total current assets	39,820	37,751

Oil and gas properties:
Oil and gas properties, subject to amortization, net	295,675	303,411
Oil and gas properties, not subject to amortization, net	16,623	18,859
Total oil and gas properties, net	312,298	322,270

Derivative contract assets	5,316	9,640
Operating lease – right-of-use asset	124	213
Deferred income taxes	-	-
Other assets	2,141	5,995
Total assets	$359,699	$375,869

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,548	$32,436
Accrued expenses	13,408	8,245
Revenue payable	22,231	21,480
Income tax payable	-	-
Operating lease liabilities – current	125	182
Derivative contract liabilities – current	5,687	964
Deposit on sale of oil and gas properties	2,000	-
Asset retirement obligations – current	743	1,170
Total current liabilities	50,742	64,477

Long-term liabilities:
Revolving credit facility	85,000	87,000
Operating lease liabilities, net of current portion	-	32
Derivative contract liabilities	7,067	6,358
Asset retirement obligations, net of current portion	13,688	7,641
Deferred income taxes	921	800
Other long-term liabilities	2,230	2,197
Total liabilities	159,648	168,505

Commitments and contingencies (Note 12)

Shareholders’ equity:
Series A preferred stock, $0.001 par value, 200,000,000 shares authorized; -0- and 17,013,637 shares issued and outstanding, respectively	-	17,014
Common stock, $0.001 par value, 200,000,000 shares authorized; 13,290,902 and 4,797,239 shares issued and outstanding, respectively	13	5
Additional paid-in capital	330,071	312,205
Accumulated deficit	(130,033)	(121,860)
Total shareholders’ equity	200,051	207,364
Total liabilities and shareholders’ equity	$359,699	$375,869

6

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Oil and gas sales	$46,113	$6,972	$86,335	$15,708

Operating expenses:
Lease operating costs	16,406	2,799	32,763	6,211
Exploration expense	24	-	24	-
Selling, general and administrative expense	3,408	1,693	6,515	3,289
Depreciation, depletion, amortization and accretion	10,152	3,857	22,602	7,203
Impairment of oil and gas properties	817	510	2,422	742
Total operating expenses	30,807	8,859	64,326	17,445
Gain on sale of oil and gas properties	52	1,021	52	1,021
Note receivable - credit loss	-	(1,378)	-	(1,378)
Operating income (loss)	15,358	(2,244)	22,061	(2,094)

Other income (expense):
Interest expense	(1,973)	-	(3,968)	-
Interest income	76	63	134	127
Net income (loss) on derivative contracts	5,014	-	(26,252)	-
Other income (expense)	6	15	11	17
Total other (expense) income	3,123	78	(30,075)	144
Income (loss) before income taxes	18,481	(2,166)	(8,014)	(1,950)
Income tax benefit (expense)	(1,027)	490	(159)	414

Net income (loss)	$17,454	$(1,676)	$(8,173)	$(1,536)

Earnings (loss) per common share:
Basic	$1.31	$(0.37)	$(0.77)	$(0.34)
Diluted	$1.31	$(0.37)	$(0.77)	$(0.34)

Weighted average number of common shares outstanding:
Basic	13,300,231	4,570,178	10,620,121	4,556,866
Diluted	13,300,231	4,570,178	10,620,121	4,556,866

7

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Six Months Ended June 30,
	2026	2025
Cash Flows From Operating Activities:
Net income (loss)	$(8,173)	$(1,536)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	22,602	7,203
Impairment of oil and gas properties	2,422	742
Note receivable – credit loss	-	1,378
Amortization of right-of-use asset	89	75
Amortization of deferred financing costs	336	-
Share-based compensation expense	904	949
Net loss on derivative contracts	26,252	-
Cash received (paid) for derivative settlements, net	(7,778)	-
Deferred income taxes	121	(414)
Gain on sale of oil and gas properties, net	(52)	(1,021)
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	1,656	(672)
Note receivable accrued interest	-	(41)
Inventory	(80)	-
Prepaid expenses and other current assets	653	349
Accounts payable	(20,522)	(2,224)
Accrued expenses	6,626	(481)
Revenue payable	751	1,201
Income tax payable	37	-
Other liabilities	29	-
Net cash provided by operating activities	25,873	5,508

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(20,008)	(3,675)
Cash received for sale of oil and gas property	2,000	2,635
Net cash (used in) provided by investing activities	(18,008)	(1,040)

Cash Flows From Financing Activities:
Proceeds from credit facility	11,000	-
Repayment of credit facility	(13,000)	-
Reverse stock split costs	(44)	-
Proceeds from issuance of shares, net of offering costs	-	139
Net cash (used in) provided by financing activities	(2,044)	139

Net increase in cash and restricted cash	5,821	4,607
Cash and restricted cash at beginning of period	6,321	6,607
Cash and restricted cash at end of period	$12,142	$11,214

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$2,891	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$(10,825)	$(4,780)
Changes in estimates of asset retirement costs, net	$4,660	$119
Conversion of preferred stock into common stock	$17,014	$-
Issuance of restricted common stock	$-	$3

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PEDEVCO CORP.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$17,454	$(1,676)	$(8,173)	$(1,536)
Add (deduct)
Interest expense	1,973	-	3,968	-
Income tax benefit (expense)	1,027	(490)	159	(414)
Depreciation, depletion, amortization and accretion	10,152	3,857	22,602	7,203
EBITDA	30,606	1,691	18,556	5,253
Add (deduct)
Share-based compensation (non-cash)	412	474	904	949
Merger acquisition costs	-	-	200	-
Impairment of oil and gas properties	817	510	2,422	742
Unrealized (gain) loss on derivative contracts	(13,114)	-	14,777	-
Gain on sale of oil and gas properties	(52)	(1,021)	(52)	(1,021)
Note receivable - credit loss	-	1,378	-	1,378
Adjusted EBITDA	$18,669	$3,032	$36,807	$7,301

9

PEDEVCO CORP.

RECONCILIATION OF WORKING CAPITAL (DEFICIT) TO WORKING CAPITAL (DEFICIT) EXCLUDING DERIVATIVE CONTRACT ASSETS AND LIABILITIES

(amounts in thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)

Total current assets	$39,820	$37,751
Less: Total current liabilities	(50,742)	(64,477)
Working capital (deficit) (GAAP)	(10,922)	(26,726)

Adjustments:
Less: Derivative contract assets, current	(3,347)	(8,368)
Add: Derivative contract liabilities, current	5,687	964
Working capital (deficit) excluding derivative contract assets and liabilities	$(8,582)	$(34,130)

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PEDEVCO CORP.

SCHEDULE OF OPEN DERIVATIVE CONTRACTS

As of June 30, 2026

(All contracts novated from the Juniper Merger effective November 1, 2025, and new hedges subsequently entered into by the Company; volumes in Boe or Mcf as noted; amounts in thousands)

Crude Oil - 3 Way Collars
	Producer Three-Way Collars (Summary of 3 separate contracts)				Participating Three-Way Collars (Summary of 3 separate contracts)
Date	Volume (Boe)	Put Sold ($/Boe)	Put Bought ($/Boe)	Call Sold ($/Boe)	Volume (Boe)	Put Bought ($/Boe)	Call Sold ($/Boe)	Call Bought ($/Boe)
3Q 2026	31,800	$45.00	$55.00	$67.65	24,400	$54.00	$62.50	$80.00
4Q 2026	29,700	$45.00	$55.00	$67.65	66,900	$54.00	$62.50	$80.00
FY 2026	61,500	$45.00	$55.00	$67.65	91,300	$54.00	$62.50	$80.00
1Q 2027	27,400	$45.00	$55.00	$71.55	127,700	$54.00	$62.50	$80.00
2Q 2027	26,200	$45.00	$55.00	$71.55	163,700	$54.00	$62.50	$80.00
3Q 2027	25,200	$45.00	$55.00	$71.55	163,300	$54.00	$62.50	$80.00
4Q 2027	24,200	$45.00	$55.00	$71.55	129,800	$54.00	$62.50	$80.00
FY 2027	103,000	$45.00	$55.00	$71.55	584,500	$54.00	$62.50	$80.00
1Q 2028	-	-	-	-	114,100	$54.00	$62.50	$80.00
2Q 2028	-	-	-	-	128,000	$54.00	$62.50	$80.00
3Q 2028	-	-	-	-	123,000	$54.00	$62.50	$80.00
4Q 2028	-	-	-	-	39,100	$54.00	$62.50	$80.00
FY 2028	-	-	-	-	404,200	$54.00	$62.50	$80.00

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Crude Oil - Swaps and Costless Collars
	Swaps		Costless Collars
Date	Volume (Boe)	Avg. Price ($/Boe)	Volume (Boe)	Floor Price ($/Boe)	Ceiling Price ($/Boe)
3Q 2026	180,000	$69.09	71,170	$54.87	$70.24
4Q 2026	105,000	$68.51	77,083	$54.63	$68.55
FY 2026	285,000	$68.87	148,253	$54.75	$69.36
1Q 2027	30,000	$64.90	54,900	$54.00	$64.00
2Q 2027	30,000	$64.90	9,900	$54.00	$64.00
3Q 2027	30,000	$64.90	1,700	$54.00	$64.00
4Q 2027	30,000	$64.90	1,800	$54.00	$64.00
FY 2027	120,000	$64.90	68,300	$54.00	$64.00
1Q 2028	-	-	-	-	-
2Q 2028	-	-	-	-	-
3Q 2028	-	-	-	-	-
4Q 2028	-	-	-	-	-
FY 2028	-	-	-	-	-

Natural Gas
	Swaps		Costless Collars
Date	Volume (Mcf)	Avg. Price ($/mcf)	Volume (Mcf)	Floor Price ($/mcf)	Ceiling Price ($/mcf)
3Q 2026	247,500	$3.95	17,200	$3.50	$5.21
4Q 2026	234,100	$3.95	18,700	$3.50	$5.21
FY 2026	481,600	$3.95	35,900	$3.50	$5.21
1Q 2027	-	-	237,000	$4.00	$5.25
2Q 2027	209,000	$3.74	16,900	$4.00	$5.12
3Q 2027	201,900	$3.74	16,900	$4.00	$5.12
4Q 2027	151,200	$3.74	11,500	$4.00	$5.12
FY 2027	562,100	$3.74	282,300	$4.00	$5.23
1Q 2028	-	-	122,700	$4.00	$4.62
2Q 2028	118,100	$3.49	-	-	-
3Q 2028	115,100	$3.49	-	-	-
4Q 2028	37,900	$3.49	-	-	-
FY 2028	271,100	$3.49	122,700	$4.00	$4.62

The Company has not designated any derivative instruments as accounting hedges. Changes in fair value and cash settlements are recognized in earnings under “Net income (loss) on derivative contracts” in the Consolidated Statements of Operations. For the three months ended June 30, 2026, the Company recognized net income on derivative contracts of $5.0 million, comprising $8.1 million of realized settlement losses and a $13.1 million unrealized mark-to-market gain. For the six months ended June 30, 2026, the Company recognized a net loss on derivative contracts of $26.3 million, comprising $11.5 million of realized settlement losses and $14.8 million of unrealized mark-to-market losses. See Note 9 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for complete disclosure.

CONTACTS:

Media Contact:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

Investor Relations Contact:

Sean Mansouri, CFA or Laurent Weil

Elevate IR

(720) 330-2829

PED@elevate-ir.com

Source: PEDEVCO Corp.

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